UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 6, 2006

PUBLIC STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	1-8389	95-3551121
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

701 Western Avenue, Glendale, California 91201-2397

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 244-8080

N/A

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a registrant

Pursuant to a Joint Venture Agreement dated as of December 20, 2002 Shurgard Self Storage SCA (“Shurgard SCA”) and Crescent Euro Self Storage Investments SARL (“Luxco”) formed First Shurgard S.P.R.L. (“First Shurgard”) as a joint venture to develop self storage properties in certain European markets. Pursuant to a second Joint Venture Agreement dated as of May 11, 2004, Shurgard SCA and Crescent Euro Self Storage Investments II SARL (“Luxco II”) formed Second Shurgard S.P.R.L. (“Second Shurgard,” and together with First Shurgard, the “Joint Venture Agreements”) as a second joint venture (the “Joint Ventures”) to engage in the development of self storage properties in certain European markets.

To facilitate funding needs, First Shurgard entered into a Senior Credit Agreement dated May 26, 2003 with Societe Generale as Facility and Security Agent (“First Credit Agreement”). Subsequently, Second Shurgard entered into a Senior Credit Agreement dated July 12, 2004 with The Royal Bank of Scotland as Facility Agent (the “Second Credit Agreement,” and together with the First Credit Agreement, the “Credit Agreements”).

Effective August 22, 2006, Shurgard Storage Centers, Inc., an affiliate of Shurgard SCA and First and Second Shurgard, merged with a subsidiary of Public Storage, Inc. The merger resulted in a “change of control” as defined in the Credit Agreements. By letter dated August 25, 2006 Shurgard SCA notified the facility agent under each of the Credit Agreements of the change of control.

The Second Credit Agreement provides, among other things, that upon a direct or indirect change of control in the borrower joint venture, the participating lenders have the option to terminate the Second Credit Agreement. The Credit Agreements further provide that termination of the joint venture agreement for First or Second Shurgard may constitute an event of default that may accelerate the outstanding loan balances under the respective Credit Agreements. Upon an acceleration of indebtedness for any reason, Luxco and Luxco II are obligated to pay 80% and Shurgard SCA is obligated under the Credit Agreements to pay 20% of the commitments which become due under the Credit Agreements. As of August 22, 2006, the aggregate loan balances under the Credit Agreements was approximately $253 million.

Pursuant to the provisions of the Joint Venture Agreements, by letter dated September 5, 2006, Shurgard SCA informed First Shurgard and Second Shurgard that Shurgard SCA had notified Luxco and Luxco II of its intention to purchase the interests in the Joint Ventures owned by Luxco and Luxco II, pursuant to an “exit procedure” provided for in the respective Joint Venture Agreements. Shurgard SCA will not know with certainty the price it will pay for the interests held by Luxco and Luxco II until the appraisal and exit processes required by the Joint Venture Agreements are completed. As of June 30, 2006, the total book value of Luxco and Luxco II’s interests in First and Second Shurgard was approximately $124,125,000.

As a result of these transactions, Shurgard SCA may ultimately be obligated to pay up to 100% of the outstanding loan balances for loans to First Shurgard and Second Shurgard under the Credit Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUBLIC STORAGE, INC.

Date: September 7, 2006

By:	/s/ John Reyes
John Reyes Senior Vice President & Chief Financial Officer